Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.	The jurisdiction where the Non-Delaware Corporation first formed is the State of Texas.
2.	The jurisdiction of the Non-Delaware Corporation immediately prior to filing this Certificate is the State of Texas.
3.	The date the Non-Delaware Corporation first formed is March 15, 1991.
4.	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Acer Therapeutics Inc.
5.	The name of the Corporation as set forth in the Certificate of Incorporation is Acer Reincorporation, Inc.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Non‑Delaware Corporation, has executed this Certificate on May 15, 2018.

ACER THERAPEUTICS INC.,
a Texas corporation

By:	/s/ Chris Schelling
Name:	Chris Schelling
Title:	President and Chief Executive Officer

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